Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Silicon Motion Technology Corporation on Form F-3 of our report dated May 18, 2007, relating to the financial statements of FCI, Inc. as of and for the years ended December 31, 2006 and 2005 appearing in Form 6-K of Silicon Motion Technology Corporation furnished to the Securities and Exchange Commission on October 1, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Anjin LLC

Seoul, Korea

October 1, 2007